Exhibit 99.1

Part I

Item 1. Business

General

Cincinnati Bell Inc. and its consolidated subsidiaries (the “Company”) is a full-service regional provider of data and voice communications services over wireline and wireless networks and a full-service provider of data center operations, related managed services and equipment. The Company provides telecommunications service to businesses and consumers in the Greater Cincinnati and Dayton areas primarily on its owned wireline and wireless networks with a well-regarded brand name and reputation for service. The Company also provides business customers with outsourced data center operations including related managed services in world class, state-of-the-art data center facilities. The Company operates in three segments: Wireline, Wireless, and Technology Solutions.

The Company is an Ohio corporation, incorporated under the laws of Ohio in 1983. Its principal executive offices are at 221 East Fourth Street, Cincinnati, Ohio 45202 (telephone number (513) 397-9900 and website address http://www.cincinnatibell.com). The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. These reports and other information filed by the Company may be read and copied at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549. Information about the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements, and other information about issuers, like the Company, which file electronically with the SEC. The address of that site is http://www.sec.gov. The Company makes available its reports on Form 10-K, 10-Q, and 8-K (as well as all amendments to these reports), proxy statements and other information, free of charge, at the Investor Relations section of its website.

Wireline

The Wireline segment provides local voice, data, long-distance, voice over internet protocol (“VoIP”), and other services over its owned and other wireline networks. Local voice services include local telephone service, switched access, information services such as directory assistance, and value-added services such as caller identification, voicemail, call waiting, call return and text messaging. Data services include high-speed internet using digital subscriber line (“DSL”) technology, dial-up internet access, dedicated network access, and Gigabit Ethernet (“Gig-E”) and Asynchronous Transfer Mode (“ATM”) data transport, which businesses principally utilize to transport large amounts of data typically over a private network. Approximately 95% of Wireline voice and data revenue was generated within the Company’s incumbent local exchange carrier (“ILEC”) operating territory. Long distance and VoIP services include long distance voice, audio conferencing, VoIP and other broadband services including private line and multi-protocol label switching (“MPLS”), a technology that enables a business customer to privately interconnect voice and data services at its locations. Other services include security monitoring services, public payphones, television over coaxial cable and fiber optical cable in limited areas, high-speed internet over fiber optical cable in limited areas, DirecTV© commissioning over the Company’s entire operating area, inside wire installation for business enterprises, billing, clearinghouse and other ancillary services primarily for inter-exchange (long distance) carriers.

The Company provides wireline voice and data services to its historical operating territory in southwestern Ohio, northern Kentucky and southeastern Indiana through the operations of Cincinnati Bell Telephone Company LLC (“CBT”), an ILEC. The Company’s core ILEC franchise covers approximately 2,400 square miles in a 25-mile radius around Cincinnati, Ohio. The Company has operated its core ILEC franchise for approximately 135 years.

The Company has expanded its voice and data services beyond its ILEC territory, particularly in Dayton and Mason, Ohio, through the operations of Cincinnati Bell Extended Territories LLC (“CBET”), a competitive local exchange carrier (“CLEC”) subsidiary of CBT. CBET provides voice and data services on either its own network or through purchasing unbundled network elements (“UNE-L” or “loops”) from various incumbent local carriers. The ILEC and CLEC territories are linked through a Synchronous Optical Fiber Network (“SONET”), which provides route diversity between the two territories via two separate paths.

Voice services

The Wireline segment provides voice services over a digital circuit switch-based network to end users via access lines. In recent years, the Company’s voice access lines have decreased as its customers have increasingly employed wireless technologies in lieu of wireline voice services (“wireless substitution”), have migrated to competitors, including cable companies that offer VoIP solutions, or have been disconnected due to credit problems. The Wireline segment had approximately 723,500 voice access lines in service on December 31, 2009, which is a 7% and 13% reduction in comparison to 779,700 and 834,300 access lines in service at December 31, 2008 and 2007, respectively.

In order to minimize the access line losses and to provide a greater value to its customers, the Company has a history of providing bundled offerings, in which the customer can bundle two or more of the Company’s services, such as wireless and an access line, at a lower price than if the services were purchased individually. In early 2009, the Company began offering “Priced for Life,” which allows the customer to lock in a monthly price for two or more services for the life of their services.

The Wireline segment has been able to partially offset the effect of access line losses on revenue by:

(1)	increasing DSL high-speed internet penetration;

(2)	increasing the sale of high capacity data circuits to business customers;

(3)	increasing the sale of VoIP services; and

(4)	increasing entertainment and high-speed internet subscribers with the Fioptics fiber-to-the-home product suite.

Data, including DSL high-speed internet

The Company has deployed DSL capable electronics throughout its ILEC operating territory, allowing it to offer DSL high-speed internet to over 96% of its ILEC customers. The Company’s DSL subscribers were 233,800, 233,200, and 221,500 at December 31, 2009, 2008, and 2007, respectively. The Company’s consumer penetration for DSL service was 54% of ILEC addressable lines at the end of 2009, an increase of 6 percentage points compared to the end of 2008. DSL revenue represented 35% of Wireline data revenue in 2009.

The Company’s wireline network includes the use of fiber optical cable, with SONET rings linking Cincinnati’s downtown with other area business centers. These SONET rings offer increased reliability and redundancy to CBT’s major business customers. CBT has an extensive business-oriented data network, offering high-speed and high capacity data transmission services over an interlaced ATM — Gig-E backbone network. Data transmission revenues represented 62% of Wireline data revenue in 2009. The remaining 3% of Wireline data revenue in 2009 consisted mainly of dial-up internet access.

Long distance and VoIP services

The Company provides long distance and VoIP services primarily through its Cincinnati Bell Any Distance Inc. (“CBAD”) and eVolve Business Solutions LLC (“eVolve”) subsidiaries. These entities provide long distance and audio conferencing services to business and residential customers in the Greater Cincinnati and Dayton, Ohio areas as well as other broadband services, including private line and MPLS, beyond its traditional territory to business customers. Residential customers can choose from a variety of long distance plans, which include unlimited long distance for a flat fee, purchase of minutes at a per-minute-of-use rate, or a fixed number of minutes for a flat fee. In addition to long distance, business customers can choose from a variety of other services, which include audio conferencing, dedicated long distance, and VoIP. At December 31, 2009, CBAD had approximately 508,300 long distance subscribers, consisting of 331,900 residential and 176,400 business subscribers, compared to 531,600 and 548,300 long distance subscribers at December 31, 2008 and 2007, respectively. The decrease in subscribers from 2008 was related to a 6% decline in residential subscribers, consistent with the CBT access line loss. Outside its traditional operating territory, the Company provides VoIP services to business customers primarily located in Ohio, Indiana and Illinois. The Company believes its VoIP operations will expand as business customers continue to look for alternatives to traditional ILEC-based operations and the VoIP technology continues to improve. The VoIP access line equivalents increased from 7,600 at December 31, 2008 to 14,600 at December 31, 2009.

In 2009, long distance and VoIP services produced $97.1 million in revenue for the Wireline segment compared to $98.3 million in 2008, and $79.3 million in 2007. The increase in revenue in 2009 and 2008 as compared to 2007 was primarily due to the acquisition in early 2008 of eGIX Inc. (“eGix”), a CLEC provider of voice and long-distance service to business customers in Indiana and Illinois.

Fioptics product suite and other entertainment

In 2007, CBET purchased a local telecommunications business which offers voice, data and cable TV services in Lebanon, Ohio for a purchase price of $7.0 million. As a result of this acquisition, the Wireline segment offers cable TV services to selected customers in its operating territory. In addition, the Company’s improvement of its wireline network over the last several years has included capital expenditures for fiber optical cable in limited areas. The large bandwidth of fiber optical cable allows the Company to provide customers with its Fioptics product suite of services, which include entertainment, high-speed internet and voice services, in areas that the fiber optical cable is laid. The Company has focused its fiber network expenditures on high traffic areas, such as apartments and condominium complexes as well as business office parks, and, as of December 31, 2009, the Company now “passes” and is able to provide its Fioptics services to 41,000 homes. As of December 31, 2009, the Company had 11,100 entertainment, 10,200 high-speed fiber internet, and 7,500 voice Fioptics customers.

In addition to providing entertainment over coaxial cable and fiber optical cable in limited areas, the Company also is an authorized sales agent and offers DirecTV© satellite programming to customers in substantially all of its operating territory through its retail distribution outlets. The Company does not deliver satellite television services. Instead, DirecTV© pays the Company a commission for each subscriber and in some circumstances may offer a bundle price discount directly to the Cincinnati Bell customer subscribing to its satellite television service. At December 31, 2009 and 2008, the Company had 30,000 and 22,000 customers, respectively, that were subscribers to DirecTV©.

Security monitoring services

Cincinnati Bell Complete Protection Inc. (“CBCP”) provides surveillance hardware and monitoring services to residential and business customers in the Greater Cincinnati area. At December 31, 2009, CBCP had approximately 13,600 monitoring subscribers in comparison to 11,800 and 9,900 monitoring subscribers at December 31, 2008 and 2007, respectively. CBCP produced $4.9 million, $4.5 million, and $4.0 million in revenue in 2009, 2008, and 2007, respectively, for the Wireline segment.

Public payphone

The Company’s public payphone business (“Public”) provides public payphone services primarily within the ILEC operating territory. Public had approximately 1,800, 1,900, and 2,200 stations in service as of December 31, 2009, 2008, and 2007, respectively, and generated approximately $1.0 million, $1.3 million, and $1.9 million in revenue in 2009, 2008, and 2007, respectively, or less than 1% of consolidated revenue in each year. The revenue decrease results primarily from wireless substitution, as usage of payphones continues to decrease in favor of wireless products, and a targeted reduction in unprofitable lines.

CBT’s subsidiary Cincinnati Bell Telecommunications Services LLC operates the National Payphone Clearinghouse (“NPC”) in an agency function, facilitating payments from inter-exchange carriers to payphone service providers (“PSPs”) relating to the compensation due to PSPs for originating access code calls, subscriber 800 calls, and other toll free and qualifying calls pursuant to the rules of the Federal Communications Commission (“FCC”) and state regulatory agencies. As the NPC agent, the Company does not take title to any funds to be paid to the PSPs, nor does the Company accept liability for the payments owed to the PSPs.

The Wireline segment produced revenue of $763.1 million, $795.8 million, and $814.1 million, or 57%, 57%, and 60% of consolidated revenue, in 2009, 2008, and 2007, respectively. The Wireline segment produced operating income of $255.6 million, $258.4 million, and $248.9 million in 2009, 2008, and 2007, respectively.

Wireless

Cincinnati Bell Wireless LLC (“CBW”) provides advanced digital wireless voice and data communications services through the operation of a Global System for Mobile Communications/General Packet Radio Service (“GSM”) network with a 3G Universal Mobile Telecommunications System (“3G”) network overlay, which is able to provide enhanced high-speed data services such as streaming video. Wireless services are provided to customers in the Company’s licensed service territory, which includes Greater Cincinnati and Dayton, Ohio, and areas of northern Kentucky and southeastern Indiana. The Company’s digital wireless network utilizes approximately 455 tower structures. The Company’s digital wireless network also utilizes 50 MHz of licensed wireless spectrum in the Cincinnati Basic Trading Area and 40 MHz of licensed spectrum in the Dayton Basic Trading Area. The Company owns the licenses for the spectrum that it uses in its network operations. As of December 31, 2009, the Wireless segment served approximately 533,100 subscribers of which 379,100 were postpaid subscribers who are billed monthly in arrears, and 154,000 were prepaid i-wirelessSM subscribers who purchase service in advance.

In December 2009, the Company sold 196 wireless towers, which represented substantially all of its owned towers, for $99.9 million in cash. CBW continues to use these towers in its operations under a 20-year lease agreement. See Note 5 to the Consolidated Financial Statements for further discussion regarding the sale of these wireless towers. Also, during 2009, the Company sold almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million, resulting in a loss on sale of the spectrum assets of $4.8 million.

The Wireless segment competes against all of the U.S. national wireless carriers by offering superior network quality, unique rate plans, which may be bundled with the Company’s wireline services, and extensive and conveniently located retail outlets. The Company’s unique rate plans and products include the “Unlimited Everyday Calling Plan” to any Cincinnati Bell local voice, wireless or business customers and Fusion WiFi (“Wi-Fi”), which utilizes Unlicensed Mobile Access (“UMA”) technology for enhanced in-building wireless voice reception and faster rates of data transmission compared to alternative wireless data services. In addition, the Company also offers several family plans, including the “Unlimited Family Plan” as well as a “Smart Device Family Plan.” These plans allow the first subscriber to get a wireless voice rate plan and, if selected, a data plan, at regular price and then each additional family member can be added at a lower price.

As is typical in the wireless communications industry, CBW sells wireless handset devices at or below cost, to entice customers to use its wireless services, for which a recurring monthly fee is charged. The Company is increasingly using equipment contracts, which require the customer to use the CBW monthly service for a minimum period of two years in exchange for a deeply discounted wireless handset. Additionally, CBW sells its wireless network services to other wireless carriers for their customers to access the Company’s voice and data services through roaming.

Postpaid subscriber service revenue generated approximately 74% of 2009 segment revenue. A variety of rate plans are available to postpaid subscribers, and these plans can include a fixed or unlimited number of national minutes, an unlimited number of Cincinnati Bell mobile-to-mobile (calls to and from other Wireless subscribers), an unlimited number of calls to and from a CBT access line, and/or local minutes for a flat monthly rate. For plans with a fixed number of minutes, postpaid subscribers can purchase additional minutes at a per-minute-of-use rate. A variety of data plans are also available including mobile messaging, mobile internet, and smart device data plans as a bolt-on to voice rate plans.

Prepaid i-wirelessSM subscribers, which accounted for 17% of 2009 segment revenue, can purchase airtime cards for use with pay per minute, pay by day, pay by week, or pay by month rate plans. A weekly smartphone plan was also introduced in 2009 for the i-wirelessSM subscribers.

Revenue from other wireless service providers for use of the Company’s wireless networks to satisfy the roaming requirements of the carrier’s own subscribers, collocation revenue (rent received, prior to sale of wireless towers in December 2009, for the placement of other carriers’ radios on CBW towers), and reciprocal compensation for other carriers’ subscribers who terminate calls on CBW’s network, accounted for 2% of total 2009 segment revenue.

Sales of handsets and accessories generated the remaining 7% of 2009 segment revenue. CBW sells handsets and accessories, often below its purchase cost, to promote the acquisition and retention of subscribers. Sales take place at Company owned retail stores, on the Company’s website, via business sales representatives, and in independent distributors’ retail stores pursuant to agency agreements. CBW purchases handsets and accessories from a variety of manufacturers and maintains an inventory to support sales.

The Wireless segment contributed $307.0 million, $316.1 million, and $294.5 million, or 23% of revenue in 2009 and 2008, and 22% of consolidated revenue in 2007. The Wireless segment produced operating income of $33.0 million in 2009, $46.8 million in 2008, and $34.3 million in 2007.

Technology Solutions

The Technology Solutions segment provides a full range of managed information technology solutions, including outsourced data center collocation in world class, state-of-the-art data center facilities, related data center managed services, IT and telephony equipment sales, and professional IT infrastructure staff augmentation services. These services and products are provided in multiple states through the Company’s subsidiaries, Cincinnati Bell Technology Solutions Inc. (“CBTS”), CBTS Canada Inc., CBTS Software LLC, and GramTel Inc. (“GramTel”). By offering a full range of equipment and outsourced managed services in conjunction with the Company’s wireline network services, Technology Solutions provides end-to-end IT telecommunications infrastructure management designed to reduce cost and mitigate risk while optimizing performance for its customers.

The Company’s data center and managed services product line includes the operations of eleven data centers totaling 446,000 square feet of billable data center capacity, a network operations center that provides off-site infrastructure monitoring, and a wide array of IT infrastructure management products, which includes network management, electronic data storage, disaster recovery, and data security management. At December 31, 2009, 389,000 square feet were under contract with customers, resulting in a 87% utilization rate of the 446,000 square feet of available data center space. Data center services include 24-hour monitoring of the customer’s computer equipment in the data center, redundant power, interconnection services, and environmental controls. CBTS’ data centers are connected with one another and to its customers’ data networks through the fully redundant facilities of CBT’s telecommunications network and/or CBTS’ dedicated dense wave division multiplexing optical network. This connectivity and the geographical dispersion of the data centers provide enhanced data reliability and disaster recovery. Data center and managed services revenue was $121.2 million for 2009, $105.5 million in 2008, and $75.2 million in 2007.

The Company’s telecom and IT equipment distribution product line is the value-added reseller operation of Technology Solutions. The Company maintains relationships with over ten branded technology vendors, which allow it to sell, install, and maintain a wide array of telecommunications and computer equipment and operating systems to meet the needs of small to large businesses. This unit also manages the implementation and maintenance of traditional voice systems as well as converged VoIP systems. Revenue from telecom and IT equipment distribution was $161.1 million in 2009, $201.2 million in 2008, and $180.8 million in 2007.

The professional services product line provides IT infrastructure staff augmentation and professional IT infrastructure consulting by highly technical, certified employees. These engagements can be short-term IT implementation and project-based work as well as longer term staffing and permanent placement assignments. Technology Solutions utilizes a team of experienced recruiting and hiring personnel to provide its customers a wide range of skilled IT professionals at competitive hourly rates. Professional services revenue was $20.8 million in 2009, $16.3 million in 2008, and $9.9 million in 2007.

Technology Solutions combines data center collocation services with value-added IT managed services into a fully managed and outsourced infrastructure service. Data center customer contracts typically range from three to fifteen years in length and produce attractive returns on invested capital. The Company intends to continue to pursue additional customers and growth specific to its data center business and is prepared to commit additional resources, including resources for capital expenditures, acquisitions and working capital both within and outside its traditional operating territory, to support this growth.

In 2009, Technology Solutions purchased both Toronto, Canada-based Virtual Blocks Inc., a leading software developer in the area of data center virtualization, and Cincinnati, Ohio-based Cintech LLC, a hosted provider of an outbound notification services for a total acquisition price of $2.5 million. In December 2007, Technology Solutions purchased GramTel, a data center services provider to small and medium-size companies in Chicago and northwestern Indiana for $20.3 million.

The Technology Solutions segment produced total revenue of $303.1 million, $323.0 million, and $265.9 million and constituted approximately 23%, 23% and 20% of consolidated revenue in 2009, 2008, and 2007, respectively. The Technology Solutions segment produced operating income of $27.7 million in 2009, $21.4 million in 2008, and $21.7 million in 2007.

Customers

As the Company’s growth products and services, such as data center services and wireline data and entertainment services, continue to increase in revenue, and the Company’s legacy products, such as wireline voice service in its ILEC territory, continue to decrease in revenue, the Company’s revenue portfolio is becoming more diversified than in the past, as the comparison between 2009 revenue and 2005 revenue demonstrates below.

Percentage of revenue (before intercompany eliminations)	2009	2005	Change
Wireline local voice	26%	41%	(15	)pts
Wireless	22%	20%	2
Technology Solutions	22%	15%	7
Wireline data	20%	18%	2
Other Wireline, including long distance	10%	6%	4

Total	100%	100%

Additionally, the Company’s mix of business and consumer customers is changing, as many of the Company’s growth products, such as data center services and data transport services, are geared primarily toward business customers. In 2009, the Company’s revenues were comprised of 59% to business customers and 41% to consumers. By comparison, the Company’s 2005 revenues were comprised of 53% to business customers and 47% to consumers. The Company has receivables with one large customer that exceed 10% of the Company’s outstanding accounts receivable balance.

Competitive Conditions

Refer to Item 1A. Risk Factors for further information regarding Company risks associated with competitive conditions.

Employees

At February 1, 2010, the Company had approximately 3,200 employees. CBT has approximately 1,100 employees covered under a collective bargaining agreement that expires in May 2011 with the Communications Workers of America (“CWA”), which is affiliated with the AFL-CIO.

Executive Officers

Refer to Part III, Item 10. “Directors, Executive Officers, and Corporate Governance” of this Annual Report on Form 10-K for information regarding executive officers of the registrant.

Business Segment Information

The amount of revenue, intersegment revenue, operating income, expenditures for long-lived assets, and depreciation and amortization attributable to each of the Company’s business segments for the years ended December 31, 2009, 2008, and 2007, and assets as of December 31, 2009 and 2008, is set forth in Note 14 to the Consolidated Financial Statements.